Exhibit 99.1

For Immediate Release

April 6, 2010

CEDAR FAIR AND AFFILIATES OF APOLLO GLOBAL MANAGEMENT MUTUALLY TERMINATE MERGER AGREEMENT

•	Company Adopts Unitholder Rights Plan

SANDUSKY, Ohio, April 6, 2010 – Cedar Fair Entertainment Company (the “Company”) (NYSE: FUN), a leader in regional amusement parks, water parks and active entertainment, today announced that it and affiliates of Apollo Global Management, a leading global alternative asset manager, have mutually agreed to terminate the previously announced definitive merger agreement.

Consistent with the terms of the agreement, Cedar Fair will pay Apollo $6.5 million to reimburse Apollo for certain expenses incurred in connection with the transaction. In addition, both parties will release each other from all obligations with respect to the proposed merger transaction as well as from any claims arising out of or relating to the merger agreement.

As a result of the termination of the merger agreement, the Special Meeting of Unitholders to be held on April 8, 2010 has been cancelled. The Company will hold its 2010 Annual Meeting of Unitholders on Monday, June 7, 2010, for unitholders of record as of April 23, 2010.

Dick Kinzel, chairman, president and chief executive officer of the Company, said, “The Board has heard from Cedar Fair unitholders and it is apparent that the merger transaction does not have the required level of investor support. We are honored and excited by the opportunity to continue to manage and operate Cedar Fair as a public company and to provide our guests with an outstanding experience.

“Our 2010 operating season is upon us, and we have already introduced major new attractions at two of our parks. Intimidator305, a 305-foot-tall roller coaster at Kings Dominion, and Intimidator, a 232-foot-tall roller coaster at Carowinds, both had very successful opening days. We hope to continue this momentum across the rest of our properties and throughout the operating season. As we execute on our business objectives, we will also be evaluating next steps to address our capital structure. The Board and management team remain committed to acting in the best interests of all Cedar Fair unitholders. We appreciate the feedback that we have received from unitholders as well as Apollo’s interest in Cedar Fair and their cooperation and professionalism throughout the process.”

In order to allow adequate time to evaluate all options, a unitholder rights plan (the “Rights Plan”) has been adopted. The Rights Plan is designed to enable all unitholders to realize the long-term value of their investment in the Company and to ensure that all unitholders receive fair and equal treatment in the event of any hostile attempt to gain control of the Company. The Rights Plan is not designed to prevent transactions that treat all Cedar Fair unitholders fairly.

Under the plan, the rights will initially trade together with the Company’s units and will not be exercisable. The rights will generally become exercisable after a person or group becomes a beneficial owner of 20% or more of the Company’s units. The rights will expire on April 5, 2013, unless earlier redeemed, exchanged, or amended.

The Rights Plan was not adopted in response to any specific effort to acquire control of the Company, but as an appropriate preventative measure to ensure all unitholders are protected while the board of directors considers next steps. A copy of the merger termination agreement and the Rights Plan have been filed with the Securities and Exchange Commission and can also be found on the Company’s website at www.cedarfair.com/ir/financial/sec.

About Cedar Fair

Cedar Fair is a publicly traded partnership headquartered in Sandusky, Ohio, and one of the largest regional amusement-resort operators in the world. The Company owns and operates 11 amusement parks, six outdoor water parks, one indoor water park and five hotels. Amusement parks in the Company’s northern region include two in Ohio: Cedar Point, consistently voted “Best Amusement Park in the World” in Amusement Today polls and Kings Island; as well as Canada’s Wonderland, near Toronto; Dorney Park, PA; Valleyfair, MN; and Michigan’s Adventure, MI. In the southern region are Kings Dominion, VA; Carowinds, NC; and Worlds of Fun, MO. Western parks in California include: Knott’s Berry Farm; California’s Great America; and Gilroy Gardens, which is managed under contract.

Forward Looking Statements

Some of the statements contained in this news release may constitute “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995, including statements as to Cedar Fair L.P.’s expectations, beliefs and strategies regarding the future. These forward-looking statements may involve risks and uncertainties that are difficult to predict, may be beyond the Company’s control and could cause actual results to differ materially from those described in such statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such expectations will prove to be correct. Important factors could adversely affect the Company’s future financial performance and cause actual results to differ materially from the Company’s expectations, including general economic conditions, competition for consumer leisure time and spending, adverse weather conditions, unanticipated construction delays and the risk factors discussed from time to time by the Company in reports filed with the Securities and Exchange Commission (the “SEC”). Additional information on risk factors that may affect the business and financial results of the Company can be found in the Company’s Annual Report on Form 10-K and in the filings of the Company made from time to time with the SEC. The Company undertakes no obligation to correct or update any forward-looking statements, whether as a result of new information, future events or otherwise.

This news release and prior news releases are available online at www.cedarfair.com.

Contacts

Stacy Frole

Cedar Fair

419-627-2227

Dan Katcher / Jeremy Jacobs

Joele Frank, Wilkinson Brimmer Katcher

212-355-4449

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